Exhibit 99.1

E-WASTE SYSTEMS, INC.
Pro Forma Consolidated Balance Sheets

ASSETS

	December 31,	December 31,
	2011	2010
	(Unaudited)	(Unaudited)

CURRENT ASSETS

Cash	$6,493	$621
Inventory	17,000	-

Total Current Assets	23,493	621

PROPERTY AND EQUIPMENT, net	9,865	10,091

OTHER ASSETS

Deposits	4,405	2,500
Vendor relationships	-	-
Goodwill	-	-

Total Other Assets	4,405	2,500

TOTAL ASSETS	$37,763	$13,212

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued expenses	$190,248	$25,146
Accrued expenses-related parties	530,308	-
Accrued interest	13,845	1,039
Derivative liability	7,371	-
Convertible notes payable	85,500	-
Note payable related party	50,240	13,877
Contingent consideration	292,000	292,000

Total Current Liabilities	1,169,512	332,062

LONG-TERM LIABILITIES

Deferred tax	-	-

Total Long-Term Liabilities	-	-

STOCKHOLDERS' DEFICIT

Preferred stock, 10,000,000 shares authorized
at par value of $0.001, 400 shares issued
and outstanding	0	-
Common stock, 190,000,000 shares authorized
at par value of $0.001, 100,764,624
shares issued and outstanding, respectively	100,765	100,200
Additional paid-in capital	222,456	(22,681)
Accumulated deficit	(1,454,971)	(396,369)

Total Stockholders' Deficit	(1,131,749)	(318,850)
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$37,763	$13,212

E-WASTE SYSTEMS, INC.
Pro Forma Consolidated Statements of Operations
(Unaudited)

	For the 12 Months Ended
	December 31
	2011	2010

REVENUES	$575,972	$1,900
COST OF SALES	368,784	2,519
GROSS MARGIN	207,188	(619)

OPERATING EXPENSES

Directors' and officers' accrued compensation	499,417	-
Consultants' fees	11,540	-
Professional fees	524,221	-
General and administrative	188,808	63,223
Depreciation	2,526	484
Impairment expense	367,973	319,044

Total Operating Expenses	1,594,485	382,751

LOSS FROM OPERATIONS	(1,387,297)	(383,370)

OTHER EXPENSES
Interest expense	(39,709)	(930)
Gain on derivative liability	19,533	-

Total Other Income/(Expenses)	(20,176)	(930)

LOSS BEFORE INCOME TAXES	(1,407,473)	(384,300)
PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(1,407,473)	$(384,300)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.05)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	100,283,303	7,457,534